Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

(To Prospectus dated December 8, 2025,

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY MLI-1

dated December 8, 2025)

163,200 Units $10 principal amount per unit CUSIP No. 09711R333	Pricing Date Settlement Date Maturity Date	February 11, 2026 February 19, 2026 February 20, 2029

BofA Finance LLC

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Maturity of approximately three years, if not called prior to maturity

■Automatic call of the notes at $11.24 per unit if the Index is flat or increases above 100.00% of the Starting Value on the Call Observation Date

■The Call Observation Date will occur approximately one year after the pricing date

■If the notes are not called, at maturity:

■150.00% leveraged upside exposure to increases in the Index

■If the Index is flat or declines from the Starting Value, but not by more than 20.00%, you will receive the principal amount

■If the Index declines by more than 20.00% from the Starting Value, 1-to-1 downside exposure to decreases in the Index from the Starting Value, with up to 100.00% of your principal at risk

■All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■No periodic interest payments

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, page PS-4 of the accompanying product supplement, page S-7 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.759 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.000	$1,632,000
Underwriting discount(1)	$0.125	$20,400
	$0.050	$8,160
Proceeds, before expenses, to BofA Finance	$9.825	$1,603,440

(1)The underwriting discount reflects a sales commission of $0.125 per unit and a structuring fee of $0.05 per unit.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

February 11, 2026

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Summary

The Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due February 20, 2029 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance's other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called at the Call Amount if the Observation Value of the Market Measure, which is the MSCI Emerging Markets Index (the “Index”), is equal to or greater than the Call Value on the Call Observation Date. No further amounts will be payable with respect to the notes following an automatic call. If the notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value of the Market Measure is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, your notes are subject to 1-to-1 downside exposure to decreases in the Index from the Starting Value, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amount and the Call Premium) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.

Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)	Call Settlement Date:

Approximately the fifth business day following the Call Observation Date, subject to postponement if the Call Observation Date is postponed, as described on page PS-25 of the accompanying product supplement.

Guarantor:	Bank of America Corporation (“BAC”)	Call Premium:	$1.24 per unit if called on the Call Observation Date (which represents a return of 12.40% over the principal amount).
Principal Amount:	$10.00 per unit	Ending Value:

The closing level of the Market Measure on the Final Calculation Day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-26 of the accompanying product supplement.

Term:	Approximately three years, if not called	Threshold Value:	1,251.58 (80.00% of the Starting Value, rounded to two decimal places).
Market Measure:	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”), a price return index	Participation Rate:	150.00%.
Starting Value:	1,564.48	Final Calculation Day / Maturity Valuation Period:	February 12, 2029
Observation Value:	The closing level of the Market Measure on the Call Observation Date.	Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page.
Call Observation Date:

February 18, 2027, approximately one year after the pricing date. The Call Observation Date is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.

Call Value:	1,564.48 (100.00% of the Starting Value)
Call Amount (per Unit):	$11.24 if called on the Call Observation Date.
Events of Default:

Events of default are defined in the senior indenture. Subject to the below paragraph, if such event occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “Determining

Autocallable Leveraged Index Return Notes®	TS-2

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Payment on the Notes—Redemption Amount Determination” determined as if the date of acceleration were the maturity date of the notes and as if the Final Calculation Day were the fifth Market Measure Business Day prior to the date of acceleration.

If, however, an event of default occurs on or prior to the final Call Observation Date, then the payment on the notes will be determined as described in “Determining Payment on the Notes—Automatic Call Provision” as if the next scheduled Call Observation Date were the fifth Market Measure Business Days prior to the date of acceleration, provided that the applicable Observation Value as of that date is greater than or equal to the Call Value. In such case, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration. For the avoidance of doubt, if the Observation Value of the Market Measure as of that date is less than the Call Value, the payment on the notes will be calculated as set forth in the prior paragraph.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.

Autocallable Leveraged Index Return Notes®	TS-3

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on the Call Settlement Date if the Observation Value on the Call Observation Date is equal to or greater than the Call Value. If the notes are called, you will receive $10 per unit plus the Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

You will lose all or a significant portion of the principal amount of the notes if the Ending Value is less than the Threshold Value.

Autocallable Leveraged Index Return Notes®	TS-4

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

The terms and risks of the notes are contained in this term sheet and in the following:

●Product supplement EQUITY MLI-1 dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525311325/d19794d424b2.htm

●Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You are willing to receive a return on your investment capped at the Call Premium if the Observation Value is equal to or greater than the Call Value.

■You anticipate that the notes will be automatically called or that the Index will increase from the Starting Value to the Ending Value.

■You are willing to risk a loss of principal and return if the notes are not automatically called and the Index decreases from the Starting Value to an Ending Value that is below the Threshold Value.

■You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

■You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■You wish to make an investment that cannot be automatically called prior to maturity.

■You believe that the notes will not be automatically called, the Index will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

■You seek principal repayment or preservation of capital.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on the stocks included in the Index.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Leveraged Index Return Notes®	TS-5

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values. The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Call Observation Date.

Autocallable Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 150.00% and the Threshold Value of 80% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Call Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 80, the Participation Rate of 150.00% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, whether the notes are called on the Call Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
79.00	-21.00%	$7.90	-21.00%
80.00(1)	-20.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
97.00	-3.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
110.00	10.00%	$11.50	15.00%
120.00	20.00%	$13.00	30.00%
130.00	30.00%	$14.50	45.00%
140.00	40.00%	$16.00	60.00%
150.00	50.00%	$17.50	75.00%

(1)This is the hypothetical Threshold Value.

(2)The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is set forth on page TS-2.

Autocallable Leveraged Index Return Notes®	TS-6

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Redemption Amount Calculation Examples

Example 1
The Ending Value is 70.00, or 70.00% of the Starting Value:
Starting Value:100.00
Threshold Value:80.00
Ending Value:70.00
= $7.00 Redemption Amount per unit
Example 2
The Ending Value is 97.00, or 97.00% of the Starting Value:
Starting Value:100.00
Threshold Value:90.00
Ending Value:97.00
Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.
Example 3
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:100.00
Ending Value:110.00
= $11.50 Redemption Amount per unit

Autocallable Leveraged Index Return Notes®	TS-7

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-4 of the product supplement, page S-7 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■There is no fixed principal repayment amount on the notes at maturity. If the notes are not automatically called and the Ending Value is less than the Threshold Value, you will lose a portion, or possibly all, of your principal amount of your notes.

■Payments on the notes will not reflect changes in the value of the Index other than on the Call Observation Date or the Final Calculation Day. As a result, even if the level of the Index increases during the term of the notes, you will not receive the Call Amount if the Observation Value on the Call Observation Date is less than the Call Value. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Final Calculation Day, even if the level of the Index was always greater than the Threshold Value prior to such Final Calculation Day.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■If the notes are called, your investment return is limited to the return represented by the Call Premium. If, on the Call Observation Date, the Observation Value is greater than or equal to the Call Value, we will automatically call the notes. If the notes are automatically called, your return will be limited to the Call Premium, regardless of the extent of the increase in the value of the Index.

■If the notes are called, you will be subject to reinvestment risk.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■Your investment return may be less than a comparable investment directly in the stocks included in the Index.

■We are a finance subsidiary and, as such, will have limited assets and operations.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the level of the Index, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Autocallable Leveraged Index Return Notes®	TS-8

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

■You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■While BAC and our other affiliates may from time to time own securities of companies included in the Index, we, BAC and our other affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

■Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries represented by the Index. In addition, you will not obtain the benefit of any increase in the value of the relevant currencies against the U.S. dollar, which you would have received if you had owned the securities represented by the Index during the term of your notes, although the levels of the Index may be adversely affected by general exchange rate movements in the market.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Additional Risk Factors

There are risks associated with emerging markets.

An investment in the notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The removal of Russian securities from the Index may have a material adverse effect on the notes.

On March 2, 2022, after the conclusion of a consultation on the appropriate treatment of the Russian equity market within its indices, the MSCI Inc. (“MSCI”), the Index sponsor of the MSCI Emerging Markets Index, announced that it would remove Russian securities from the Index, effective after the close on March 9, 2022. We cannot predict the ongoing effects of that removal on the level of the Index. The historical performance of the Index prior to March 9, 2022 reflects the inclusion of Russian securities, while results thereafter do not include Russian securities and may differ materially from how the Index would have performed if Russian securities had not been removed.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in the accompanying product supplement:

A “Market Measure Business Day” means a day on which:

(A) each of the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, and the Korea Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B) the Index or any successor thereto is calculated and published.

Autocallable Leveraged Index Return Notes®	TS-9

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, MSCI (the “Index sponsor”).  The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes – Discontinuance of an Index,” on page PS-31 of the accompanying product supplement. None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The MSCI Emerging Markets Index

The Index is intended to measure equity market performance in the global emerging markets. The Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Index consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The Index is an “MSCI Index.”

The Country Indices

Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the Index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the Index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion, but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The Index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the Country Indices

Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.

Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The Index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.

Calculation of the MSCI Indices

The performance of a MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in a MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.

Maintenance of and Changes to the MSCI Indices

The Index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.

As part of the changes to the Index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

■

semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

■

quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

■

ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. The Index sponsor generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

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Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Neither we, MLPF&S nor BofAS, or any of our respective affiliates, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Indices. The Index sponsor does not guarantee the accuracy or the completeness of the MSCI Indices or any data included in the MSCI Indices. The Index sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Indices. The Index sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Indices or the manner in which the MSCI Indices is applied in determining the amount payable on the notes at maturity.

Prices and Exchange Rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. The Index sponsor reserves the right to use an alternative pricing source on any given day.

Exchange Rates

The Index sponsor uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. The Index sponsor uses WM / Reuters rates for all countries for which it provides indices.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. The Index sponsor independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if the Index sponsor determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, the Index sponsor may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

The following graph shows the daily historical performance of the Index in the period from January 1, 2016 through February 11, 2026.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 1,564.48.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

Our affiliate, MLPF&S, has entered into a non-exclusive license agreement with MSCI whereby MLPF&S and certain of its affiliates, in exchange for a fee, are permitted to use the MSCI indices in connection with certain securities, including the notes. We are not affiliated with MSCI; the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

Autocallable Leveraged Index Return Notes®	TS-11

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE MXEF INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MXEF INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MXEF INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES OF THE MXEF INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES, TO US, TO THE OWNERS OF THE NOTES, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE MXEF INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE NOTES. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE NOTES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Autocallable Leveraged Index Return Notes®	TS-12

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and it will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent, in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Autocallable Leveraged Index Return Notes®	TS-13

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index.  The related guarantees are BAC’s obligations. As is the case for all of our debt securities, including our and BAC’s respective market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors” beginning on page PS-4 and “Use of Proceeds” on page PS-23 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Autocallable Leveraged Index Return Notes®	TS-14

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index , due February 20, 2029

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Index.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 76 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are BAC’s registered service marks.

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